Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

May 1, 2009

Citi to Sell Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation

and to Forge Alliance with Sumitomo Mitsui Financial Group

New York – Citi (NYSE: C) today announced that it has reached a definitive agreement to sell its Japanese domestic securities business, conducted principally through Nikko Cordial Securities Inc., to Sumitomo Mitsui Banking Corporation (hereafter SMBC) in a transaction with a total cash value to Citi of ¥774.5 billion (US$7.9 billion at an exchange rate of ¥97.75 to US$1.00). The cash value is comprised of the purchase price for the transferred business of ¥545 billion, the estimated purchase price for certain Japanese-listed equity securities held by Citi of ¥28.5 billion, and ¥201 billion of cash derived either through the retention of excess cash in Nikko Cordial Securities or repayment of its outstanding indebtedness to Citi.

The transaction is expected to generate approximately US$2.5 billion of tangible common equity for Citi at closing, with Citi expected to recognize an after-tax loss of approximately US$0.2 billion. On a pro forma basis for the transaction, Citi’s March 31, 2009 Tier 1 capital ratio would have increased by approximately 27 basis points. The transaction is expected to close by the end of the fourth quarter of 2009, subject to regulatory approvals and customary closing conditions.

All of the operations and personnel of Nikko Cordial Securities and various other group companies (including Nikko Systems Solutions Ltd. and Nikko Business Systems Co., Ltd.), together with some of the operations and personnel of Nikko Citigroup Limited (including its domestic equity and debt underwriting business), will be transferred to SMBC as part of the transaction. Citi’s ownership interests in Nikko Citigroup Limited, Nikko Asset Management Co., Ltd., and Nikko Principal Investments Japan Ltd. are not included in the transaction. A total of about 7,800 employees will be included in the transaction.

“This is a great outcome for Citi and Sumitomo Mitsui Financial Group, as well as for the employees and clients of Nikko Cordial Securities. This transaction is another step in the execution of the Citicorp/Citi Holdings strategy we announced earlier this year. We will continue to look for additional opportunities to maximize the value of businesses and assets as we rationalize and restructure Citi Holdings. I am also very pleased that Citi and our clients retain access to one of Japan’s leading securities firms for capital markets transactions, while SMFG will benefit from Citi’s global banking platform and international network. Citi has proudly served clients in Japan for more than a century, and we remain committed to this very important market,” said Citi CEO Vikram Pandit.

In connection with the transaction, Citi and Sumitomo Mitsui Financial Group (hereafter SMFG) have agreed to enter into an alliance agreement to provide SMFG with access to Citi’s global networks in corporate and investment banking, including M&A and sales and trading services, while continuing the longstanding partnership between Citi and Nikko Cordial Securities in originating and distributing capital markets products to investors in Japan and globally. The two alliance partners will also explore further opportunities to facilitate the development of new business opportunities, products and services that will build upon the powerful combination of SMFG’s and Citi’s unique strengths in their respective core products and geographical markets.

Nikko Citi Holdings’ CEO Doug Peterson said, “Citi has a proud history of delivering our global capabilities to clients in Japan, and we will continue to have a large local presence here, with market-leading investment banking and corporate banking platforms, the largest retail banking presence among foreign-owned banks and one of Japan’s top premium credit card businesses.”

Citi’s Institutional Clients Group advised Citi on this transaction.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citi’s filings with the Securities and Exchange Commission.

Media Contacts:	Alexander Samuelson	(212) 559-2791 NY
	Jon Diat	(212) 793-5462 NY
	Citi Japan	+81-3 6270-9276 Tokyo
Investors:	John Andrews	(212) 559-2718
Fixed Income Investors:	Craig Leslie	(212) 559-5091